Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Lesley Sprigg· 937.221.1825

www.standardregister.com

lesley.sprigg@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on February 22, 2008 at 8 a.m. ET

Standard Register Reports Fourth Quarter and 2007 Financial Results

Mid-Year 2007 Cost Reductions Establish Improved Earnings Outlook for 2008

DAYTON, Ohio (February 22, 2008) – Standard Register (NYSE: SR) today reported its financial results for the fourth quarter and total year ended December 30, 2007.

Results of Operations

Fourth Quarter

Revenue on continuing operations for the quarter was $218.6 million, down $9.4 million or 4.1% compared to $228.0 million reported for the same quarter of 2006.

“Despite a challenging environment for some business segments and lower revenue, our operating result before restructuring, impairment, pension loss amortization, and pension settlement charges increased from $10.0 million last year to $19.0 million in the current period.   This was the second consecutive quarter that this [non-GAAP] measure of operating earnings has been up sharply from the prior year,” said Dennis Rediker, president and CEO of Standard Register.

“The cost reduction actions initiated in our mid-year 2007 restructuring have provided improved operating margins and cash flows and will also serve to finance future investments essential for our long-term success,” added Rediker.

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The gross margin was down $2.4 million as a result of the lower revenue, but SG&A expense (excluding pension loss amortization and settlement) was $11.8 million lower than the 2006 quarter, producing the increase in operating income.  This SG&A expense improvement can be traced primarily to the mid-year 2007 cost restructuring.  There were also favorable non-recurring expense items totaling $4.6 million, including a $2.7 million reversal of accruals for previous restricted stock grants.

Cash flow was strong in the quarter, fueled primarily by the improved operating earnings.  Net debt was reduced by $12.4 million to end the year at $51.3 million.

There were no pension contributions in the quarter, as the Company completed its planned $20 million in annual funding during the first three quarters of the year.  Current plans call for $20.0 million in pension funding for 2008.   Capital expenditures ended 2007 at $21.6 million; capital spending for 2008 is currently estimated at approximately $23.0 million.

Total Year

Revenue on continuing operations was $865.4 million for the full year, down $28.9 million or 3.2% compared to the $894.3 million reported for all of 2006.  This decrease was primarily in traditional products within the Company’s Document Management and Label segments.

“Pension amortization and settlement charges obviously had a big impact on our year, reducing earnings by $0.99 per share.  Operating income before these charges and before restructuring and impairment costs was $45.4 million for the year – up $2.9 million despite the nearly $29 million drop in revenue.  This reflected a much stronger second half following the mid-year restructuring,” said Rediker.

Outlook

Our investments in 2008 will be focused in several areas.  We see long term growth opportunities in our label business and will begin to report this business as a separate segment.  In addition, our print-on-demand business will continue as a major focus, attracting a significant share of our capital.  We also see significant promise in our extensive secure document offering and in our various software and service initiatives.

Our investment priorities and the natural forces in the marketplace will continue to fuel a favorable shift in our revenue mix in 2008.  However, as a result of continuing pressure on some of our traditional products, we do not expect a substantial change in our total year top line.  For the first quarter of the year, we expect to see a return to a more traditional seasonal pattern of revenue with the first quarter below that of the preceding fourth.

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Our mid-year restructuring targeted a $15.0 million reduction in costs for the second half of 2007 versus the first half.  We exceeded our target, which was a major contributor to our stronger second half performance.  On an annualized basis, our cost savings currently stand at approximately $35.0 million.  As we move into 2008, we will reinvest a portion of our cost savings on marketing, technology, people, and other initiatives important to our long-term success.

Our earnings goal for the whole of 2008 is to see a low double-digit percentage increase in operating income (before pension amortization and before any pension settlement, restructuring, and impairment charges).

GAAP Reconciliation

The net loss after tax for the quarter was $4.0 million or $0.14 per share, compared to a net income of $1.1 million or $0.04 per share in the prior year.  For the total year, the net loss was $7.3 million or $0.25 per share, versus a net loss of $11.7 million or $0.41 in 2006.

The table below reconciles these GAAP results to [non-GAAP] operating earnings before restructuring, impairment, pension loss amortization, and pension settlement.

	Effect on 4Q Income			Effect on YTD Income
[$ Millions, rounded]	2007	2006	Chg	2007	2006	Chg
CONTINUING OPERATIONS
Operations before Restructuring, Impairment
Amortization of Past Pension Losses &
the Pension Settlement Charge	19.0	10.0	9.0	45.4	42.4	2.9

Reconciliation to Net Income / (Loss):
Restructuring Expense	-0.3	-0.3	0.0	-8.0	-2.7	-5.3
Impairment Expense	-0.2	-1.1	0.9	0.4	-2.7	3.2
Amortization of Past Pension Losses	-6.4	-6.5	0.1	-26.1	-25.6	-0.5
Pension Settlement Charge	-17.7	0.0	-17.7	-20.9	-1.6	-19.3
Income / (Loss) on Continuing Operations	-5.6	2.1	-7.7	-9.2	9.8	-19.0

Interest & Other Income / (Expense)	-1.0	-0.6	-0.4	-3.6	-2.1	-1.5
Pretax Income / (Loss)	-6.6	1.5	-8.1	-12.8	7.7	-20.5

Income Taxes	-2.6	0.9	-3.5	-5.2	4.5	-9.7
Net Income / (Loss) on Continuing Operations	-4.0	0.6	-4.6	-7.6	3.2	-10.8

DISCONTINUED OPERATIONS	0.0	0.5	-0.5	0.3	-15.0	15.2

TOTAL NET INCOME / (LOSS)	-4.0	1.1	-5.1	-7.3	-11.7	4.4

Earnings Per Share on Continuing Operations	-0.14	0.02	-0.16	-0.26	0.11	-0.38
Restructuring & Impairment Expenses	-0.01	-0.03	0.02	-0.16	-0.11	-0.04
Pension Loss Amortization & Pension Settlement	-0.51	-0.14	-0.37	-0.99	-0.57	-0.41
All Other Continuing Operations	0.38	0.19	0.19	0.89	0.84	0.05

Discontinued Operations	0.00	0.02	-0.02	0.01	-0.52	0.53
Total Earnings Per Share	-0.14	0.04	-0.18	-0.25	-0.41	0.15

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Pension loss amortization and settlement charges accounted for a total of $24.1 million and $47.0 million in expense for the quarter and total year periods, respectively, equivalent to $0.51 and $0.99 per share.  These non-cash charges have their origin primarily in the weak stock markets of 2001 and 2002 which reduced pension trust assets in those years.  Those losses, together with other actuarial gains and losses are being amortized through subsequent years’ income statements.  The current outlook for 2008 calls for significantly lower pension amortization.

Conference Call

Standard Register president and chief executive officer Dennis L. Rediker and chief financial officer Craig J. Brown will host a conference call at 10 a.m. ET on February 22, 2008, to review the fourth quarter and full-year results.  The call can be accessed via an audio web cast which is accessible at:  http://www.standardregister.com/investorcenter.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring, impairment charges, amortization of past pension losses, and pension settlement charges.  These financial measures are considered non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles (GAAP).  This information is intended to enhance an overall understanding of the financial performance due to the non-operational nature of these items and the significant change from period to period.  This presentation is consistent with the manner in which the Board of Directors internally evaluates performance.

The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with principles generally accepted in the United States.

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Employing nearly a century of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents across their enterprises.  More information is available at www.standardregister.com.

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Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2008 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 30, 2007.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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		THE STANDARD REGISTER COMPANY
Fourth Quarter		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(Dollars in thousands, except per share amounts)	52 Weeks Ended	52 Weeks Ended
30-Dec-07	31-Dec-06		30-Dec-07	31-Dec-06

$218,551	$228,012	TOTAL REVENUE	$865,432	$894,291

144,176	151,254	COST OF SALES	577,396	587,529

74,375	76,758	GROSS MARGIN	288,036	306,762

		COSTS AND EXPENSES
72,736	66,873	Selling, general and administrative	263,104	263,441
6,793	6,371	Depreciation and Amortization	26,575	28,128
214	1,146	Asset Impairment	(439)	2,738
276	274	Restructuring	7,996	2,671

80,019	74,664	TOTAL COSTS AND EXPENSES	297,236	296,978

(5,644)	2,094	INCOME (LOSS) FROM CONTINUING OPERATIONS	(9,200)	9,784

		OTHER INCOME (EXPENSE)
(1,031)	(694)	Interest expense	(3,763)	(2,285)
36	54	Other income	208	228
(995)	(640)	Total Other Expense	(3,555)	(2,057)

		INCOME (LOSS) FROM CONTINUING OPERATIONS
(6,639)	1,454	BEFORE INCOME TAXES	(12,755)	7,727

(2,615)	858	Income Tax (Benefit) Expense	(5,176)	4,500

(4,024)	596	NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(7,579)	3,227

		DISCONTINUED OPERATIONS
(2)	(229)	Loss from discontinued operations, net of taxes	(752)	(4,922)
11	711	Gain (loss) on sale of discontinued operations, net of taxes	1,026	(10,044)

		NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A
(4,015)	1,078	CHANGE IN ACCOUNTING PRINCIPLE	(7,305)	(11,739)

-	-	Cumulative effect of a change in accounting principle, net of taxes	-	78

($4,015)	$1,078	NET INCOME (LOSS)	($7,305)	($11,661)

28,721	28,616	Average Number of Shares Outstanding - Basic	28,684	28,543
28,721	28,635	Average Number of Shares Outstanding - Diluted	28,684	28,579

		BASIC AND DILUTED INCOME (LOSS) PER SHARE
($0.14)	$0.02	Income (loss) from continuing operations	($0.26)	$0.11
-	(0.01)	Loss from discontinued operations	(0.03)	(0.17)
-	0.03	Gain (loss) on sale of discontinued operations	0.04	(0.35)
($0.14)	$0.04	Net income (loss) per share	($0.25)	($0.41)

$0.23	$0.23	Dividends Paid Per Share	$0.92	$0.92

		BALANCE SHEET
		(In Thousands)	30-Dec-07	31-Dec-06

		ASSETS
		Cash & Short Term Investments	$697	$488
		Accounts Receivable	130,212	135,839
		Inventories	45,351	49,189
		Other Current Assets	22,523	32,507
		Total Current Assets	198,783	218,023

		Plant and Equipment	110,975	119,206
		Goodwill and Intangible Assets	7,861	8,107
		Deferred Taxes	80,852	87,709
		Other Assets	21,075	20,033

		Total Assets	$419,546	$453,078

		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$21	$358
		Current Liabilities	87,342	100,210
		Deferred Compensation	12,010	17,190
		Long-Term Debt	51,988	41,021
		Retiree Healthcare	19,496	20,398
		Pension Liability	133,647	156,469
		Other Long-Term Liabilities	5,083	782
		Shareholders' Equity	109,959	116,650

		Total Liabilities and Shareholders' Equity	$419,546	$453,078